Exhibit 5.1

        Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

May 12, 2004

Genworth Financial, Inc.
6620 West Broad Street
Richmond, Virginia 23230

Ladies and Gentlemen:

        We have acted as counsel to Genworth Financial, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-1, File No. 333-115018 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the offering of 2,000,000 shares (the "Shares") of Series A Cumulative Preferred Stock, liquidation preference $50 per share (the "Series A Preferred Stock"), of the Company. The Shares are to be sold by GE Financial Assurance Holding, Inc. ("GEFAHI") pursuant to an Underwriting Agreement among the Company, GEFAHI, Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. (the "Underwriting Agreement"), to be filed as Exhibit 1.1 to the Registration Statement.

        In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the form of the Amended and Restated Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Registration Statement; (ii) the form of the Certificate of Designations relating to the Series A Preferred Stock, filed as Exhibit 3.3 to the Registration Statement; (iii) the Registration Statement; (iv) the Prospectus contained within the Registration Statement; (v) the form of the Underwriting Agreement; (vi) the form of the Master Agreement among the Company, General Electric Company, General Electric Capital Corporation, GEI, Inc. and GEFAHI, filed as Exhibit 10.1 to the Registration Statement; and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and GEFAHI, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued pursuant to the corporate reorganization of the Company as described in the Registration Statement and sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

        The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

Very truly yours,
/s/ WEIL, GOTSHAL & MANGES LLP